Exhibit 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
949-461-6184
VALEANT PHARMACEUTICALS REPORTS
THIRD QUARTER 2007 RESULTS
— Company to Divest Infergen® —
     ALISO VIEJO, Calif., November 1, 2007 — Valeant Pharmaceuticals International (NYSE: VRX) today announced results for the third quarter of 2007.
Third Quarter 2007 vs. 2006 Highlights:
•	Revenues from continuing operations decreased one percent to $208.6 million, compared to $210.8 million.

•	Product sales from continuing operations increased two percent to $194.5 million, compared to $189.9 million.

•	Loss from continuing operations was $2.2 million, or $0.02 per diluted share, compared to income of $7.7 million, or $0.08 per diluted share.

•	Adjusted for non-GAAP items, income from continuing operations was $4.1 million, or $0.04 per diluted share, compared to $13.7 million, or $0.14 per diluted share.

•	Financial results for the Infergen operation were reflected as discontinued operations and prior periods were restated accordingly.
     A reconciliation of GAAP to non-GAAP results is provided in Table 2.
     The company also announced that it is in discussions with a potential buyer for the sale of Infergen®. The company looks to complete the Infergen sale in the 2007 fourth quarter.
     Timothy C. Tyson, president and chief executive officer, said, “Our performance this quarter was disappointing and we are clearly not pleased with the results. Sales were impacted by issues in the Mexican distribution chain again, and some key U.S. product sales were weaker than expected. We believe we have stabilized the Mexican distribution issue, but will continue to monitor payments from the wholesalers. Results in the third quarter also were affected by the decline in royalties and higher research and development costs. We have already taken steps to improve the company’s operating performance by divesting low-margin products and streamlining our salesforce in certain markets. Our decision to sell Infergen is the largest step so far in this plan. Despite these challenges, there were some positive indicators in our promoted products that point to the overall stability of our base business. Our clinical activities on our pipeline continue to progress well, with key clinical data for retigabine and taribavirin expected in the first quarter of 2008.”

Revenues:
     Product sales increased two percent in the third quarter of 2007 compared to the same period last year, led by a 10 percent increase in promoted brands, which was partially offset by a decline in non-promoted products, mainly in Mexico. The promoted brands increase was primarily due to higher sales of Mestinon®, Bisocard™, Dermatix™, Efudex® and Migranal®, offset by declines in sales of Zelapar® and Kinerase®. The decline in Zelapar sales reflects stocking for the product’s launch last year.
     Alliance revenue decreased 33 percent in the 2007 third quarter compared to the same period last year. The decline reflects competitive dynamics in the ribavirin market in Europe and Japan and the cessation of ribavirin royalties from Roche as a result of a loss of patent coverage in Europe.
Regional Sales Performance:
     North America product sales increased five percent in the 2007 third quarter, primarily due to increased sales of Migranal, Diastat® AcuDial™ and Efudex, partially offset by declines in Zelapar and Kinerase.
     Sales in the International region declined 10 percent in the 2007 third quarter compared to the same period last year, primarily due to continued challenges in the Mexican distribution channel that resulted in declines in most product sales in Mexico. Overall sales of Bedoyecta™ in the third quarter were three percent ahead of those in the same period last year, reflecting continued underlying demand and the product’s launch in the United States.
     Sales in the Europe, Middle East and Africa (EMEA) region increased 11 percent in the 2007 third quarter compared to the same period last year, primarily due to the effects of foreign currency. The EMEA region also benefited from increased sales of promoted products in Central and Eastern Europe and new products acquired or launched in the year. Sales of Mestinon, Bisocard and Dermatix increased in the third quarter, which were offset by a decrease in vision care products due to the divestment of the company’s ophthalmic business in the Netherlands earlier in 2007.
Financial Metrics — Continuing Operations:
     The company’s gross margin on product sales was 70 percent in the 2007 third quarter, the same ratio recorded in the 2006 third quarter.
     Selling expense was 33 percent of product sales in the 2007 third quarter, the same ratio recorded in the comparable period last year. Selling expense in the 2007 third quarter included severance costs from salesforce realignment steps. General and administrative expenses were 15 percent of product sales in the 2007 third quarter, compared to 14 percent in the third quarter last year. General and administrative expenses in the third quarter were higher than last year primarily due to technology improvements and increased legal and business development costs.
     Research and development costs were 13 percent of product sales in the 2007 third quarter, compared to 11 percent in the same period last year. The increase primarily reflects increased clinical trial activity in 2007.

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Discontinued Operations:
     The board of directors has approved the disposition of Infergen and the company is in negotiations with a potential buyer. The financial results for the Infergen operation were reflected as discontinued operations and prior periods were restated accordingly. Valeant looks to complete the negotiations and close the sale in the 2007 fourth quarter.
     Mr. Tyson commented, “Infergen has shown important clinical benefits in treating refractory patients with hepatitis C. But the market has been more challenging than we anticipated and the product no longer is a strategic fit in our portfolio. The sale of Infergen will improve our operating profitability and allow us to invest resources for better shareholder returns.”
Share Repurchase Update:
     Under the company’s repurchase program, Valeant repurchased 3.1 million shares of its common stock in the 2007 third quarter at an aggregate amount of $52 million. The third quarter activity brings the total shares repurchased in 2007 to 4.7 million shares at an aggregate amount of $80 million.
Conference Call and Webcast Information:
     Valeant will host a conference call today at 10:00 a.m. EDT (7:00 a.m. PDT) to discuss its 2007 third quarter results. The dial-in number to participate on this call is (877) 295-5743, confirmation code 19276755. International callers should dial (706) 679-0845, confirmation code 19276755. A replay will be available approximately two hours following the conclusion of the conference call through November 8, 2007 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 19276755. The company will also webcast the conference call live over the Internet. The webcast may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Efudex, Diastat AcuDial, Kinerase, Mestinon, Zelapar, Migranal, Bedoyecta, Dermatix and Bisocard are trademarks or registered trademarks of Valeant Pharmaceuticals International or its related companies. Infergen is a registered trademark of Amgen, Inc., and Valeant Pharmaceuticals North America is the exclusive licensee from Amgen of this mark in the U.S. market. All other trademarks are the trademarks or the registered trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding sales of and demand for the company’s products in Mexico and elsewhere, the timing of anticipated clinical data, and the potential sale of Infergen and its impact on operating

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profitability. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the resumption of sales through the company’s Mexican distribution channels, the ability of the company to reach an agreement and successfully close the sale of Infergen and improve operating performance, projections of future sales, product development and regulatory approval, the execution and success of the company’s strategic plans, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Financial Tables Follow
###

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Valeant Pharmaceuticals International	Table 1
Consolidated Condensed Statement of Income
For the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Product sales	$194,545	$189,872	2%	$565,166	$555,015	2%
Alliance revenue (including ribavirin royalties) (a)	14,078	20,968	-33%	69,503	60,694	15%

Total revenues	208,623	210,840	-1%	634,669	615,709	3%

Cost of goods sold	59,033	57,326	3%	167,089	173,804	-4%
Selling expenses	64,396	62,634	3%	190,482	183,254	4%
General and administrative expenses	29,276	26,621	10%	83,738	85,084	-2%
Research and development costs	24,886	20,328	22%	68,612	73,999	-7%
Gain on litigation settlement (b)	—	(17,550)	-100%	—	(51,550)	-100%
Restructuring charges	—	17,139	-100%	13,575	96,687	-86%
Amortization expense	18,130	16,774	8%	54,277	48,511	12%

	195,721	183,272	7%	577,773	609,789	-5%

Income from operations	12,902	27,568		56,896	5,920
Interest expense, net	(6,764)	(7,751)		(19,318)	(23,677)
Other income (expense), net including translation and exchange	(262)	(454)		2,556	1,240

Income (loss) from continuing operations before provision for income taxes	5,876	19,363		40,134	(16,517)
Provision for income taxes	8,081	11,659		8,154	24,360
Minority interest	1	1		2	2

Income (loss) from continuing operations	(2,206)	7,703		31,978	(40,879)
Income (loss) from discontinued operations, net	(9,813)	6,004		(18,979)	6,097

Net income (loss)	$(12,019)	$13,707		$12,999	$(34,782)

Basic earnings per common share
Income (loss) from continuing operations	$(0.02)	$0.08		$0.34	$(0.44)
Discontinued operations, net	(0.11)	0.07		(0.20)	0.07

Net income (loss)	$(0.13)	$0.15		$0.14	$(0.37)

Shares used in per share computation	91,705	93,093		93,705	92,907

Diluted earnings per common share
Income (loss) from continuing operations	$(0.02)	$0.08		$0.34	$(0.44)
Discontinued operations, net	(0.11)	0.06		(0.20)	0.07

Net income (loss)	$(0.13)	$0.14		$0.14	$(0.37)

Shares used in per share computation	91,705	95,265		95,003	92,907

(a) Alliance revenue for the three months ended September 30, 2007 relates to ribavirin royalty of $14.1 million. Alliance revenue for the nine months ended September 30, 2007 includes ribavirin royalties of $50.3 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.
(b) For the three months ended September 30, 2006, the $17.6 million gain relates to the settlement of disclosed litigation with Milan Panic. For the nine months ended September 30, 2006, the $51.6 million total comprises this gain and the settlement with the Republic of Serbia.

Valeant Pharmaceuticals International	Table 2
GAAP Reconciliation of Basic and Diluted Earnings Per Share
For the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2007	2006	2007	2006
Income (loss) from continuing operations	$(2,206)	$7,703	$31,978	$(40,879)

Non-GAAP adjustments:
Gain on litigation settlement (a)	—	(17,550)	—	(51,550)
Professional fees related to Special Committee option investigation (b)	—	—	630	—
Restructuring charges (c)	—	17,139	13,575	96,687
Product impairment (d)	—	683	310	683
Tax (e)	6,260	5,769	(8,787)	15,569

Adjusted income from continuing operations before the above charges	$4,054	$13,744	$37,706	$20,510

Adjusted basic EPS from continuing operations	$0.04	$0.15	$0.40	$0.22

Adjusted diluted EPS from continuing operations	$0.04	$0.14	$0.40	$0.22

Shares used in basic per share calculation	91,705	93,093	93,705	92,907

Shares used in diluted per share calculation	92,816	95,265	95,003	94,880

(a) For the three months ended September 30, 2006, the $17.6 million gain relates to the settlement of disclosed litigation with Milan Panic. For the nine months ended September 30, 2006, the $51.6 million total comprises this gain and the settlement with the Republic of Serbia.
(b) Non-recurring professional fees relating to the investigation by the Special Committee into stock option practices and the related restatement of financial statements.
(c) Charges relate to our restructuring plan announced in April 2006.
(d) Product impairment on a certain product in Spain.
(e) Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes, and reversal of the tax benefit of resolving the 1997 — 2001 IRS examination.

Valeant Pharmaceuticals International	Table 3
Reconciliation of Consolidated Operating Income to Non-GAAP Adjusted Earnings
Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)
For the Three and Nine Months Ended September 30, 2007 and 2006
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Consolidated operating income (GAAP)	$12,902	$27,568	$56,896	$5,920
Depreciation and amortization	22,344	21,948	66,480	65,671

EBITDA (non-GAAP) (a)	35,246	49,516	123,376	71,591
Other non-GAAP adjustments (b)	—	(411)	14,205	45,137

Adjusted EBITDA (non-GAAP) (a)	$35,246	$49,105	$137,581	$116,728

(a) We believe that EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures as earnings-derived indicators of the cash flow generation ability of the company. We calculate EBITDA by adding depreciation and amortization back to consolidated operating income. Adjusted EBITDA excludes the additional costs set forth in note (b) below. EBITDA and Adjusted EBITDA, as defined and presented by us, may not be comparable to similar measures reported by other companies.
(b) See table 2 for explanation of non-GAAP adjustments.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of the day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Valeant Pharmaceuticals International	Table 4
Supplemental Sales Information
For the Three and Nine Months Ended September 30, 2007 and 2006
(In thousands)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
	2007	2006	(Decrease)	2007	2006	(Decrease)
Neurology
Diastat® AcuDial™(P)	$15,676	$14,802	6%	$39,134	$38,533	2%
Mestinon®(P)	13,820	11,449	21%	38,402	33,592	14%
Cesamet®(P)	7,279	6,487	12%	20,051	13,832	45%
Librax®	4,301	3,002	43%	12,423	10,926	14%
Migranal®(P)	2,614	1,133	131%	9,395	6,949	35%
Dalmane®/Dalmadorm®(P)	3,046	2,538	20%	8,138	7,548	8%
Tasmar®(P)	2,714	1,635	66%	7,067	4,487	57%
Melleril(P)	1,972	1,567	26%	5,326	4,340	23%
Zelapar® (P)	1,825	3,824	(52%)	3,401	3,824	(11%)
Other Neurology	15,264	16,092	(5%)	47,257	46,311	2%

Dermatology
Efudix/Efudex®(P)	16,997	15,502	10%	46,991	46,061	2%
Kinerase®(P)	5,729	6,622	(13%)	22,255	22,506	(1%)
Dermatix™(P)	4,056	2,553	59%	10,394	7,364	41%
Oxsoralen-Ultra®(P)	1,032	613	68%	8,968	7,714	16%
Other Dermatology	9,231	10,315	(11%)	26,686	30,894	(14%)

Infectious Disease
Virazole®(P)	2,453	2,142	15%	11,064	11,723	(6%)
Other Infectious Disease	5,916	4,448	33%	16,310	14,069	16%

Other Therapeutic Classes
Bedoyecta™(P)	14,268	13,879	3%	31,478	36,970	(15%)
Solcoseryl(P) (a)	4,993	4,908	2%	18,788	12,882	46%
Bisocard(P)	5,864	4,045	45%	16,133	11,522	40%
Nyal(P)	3,340	2,134	57%	9,094	8,691	5%
MVI (multi-vitamin infusion)(P)	3,176	3,629	(12%)	8,425	9,396	(10%)
Espaven(P)	1,841	3,340	(45%)	5,955	7,625	(22%)
Protamin(P)	1,532	1,397	10%	4,956	4,722	5%
Other Pharmaceutical Products (a)	45,606	51,816	(12%)	137,075	152,534	(10%)

Total Product Sales	$194,545	$189,872	2%	$565,166	$555,015	2%

Total Promoted Product Sales(P)	$114,227	$104,199	10%	$325,415	$300,281	8%

(P) Promoted products represent promoted products with estimated annualized sales greater than $5 million.
(a) Product sales for the three and nine months ended September 30, 2007 include $0 and $4.1 million respectively, for products (Reptilase, Solcoseryl in Japan and opthalmic business in Netherlands) which have been divested in 2007 , compared to $2.8 million and $10.1 million for the same periods in 2006.

Valeant Pharmaceuticals International	Table 5
Consolidated Condensed Statement of Revenue and Operating Income — Regional
For the Three and Nine Months Ended September 30, 2007 and 2006
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Revenues	2007	2006	% Change	2007	2006	% Change
North America	$65,295	$62,091	5%	$196,504	$185,237	6%
International	54,273	60,530	-10%	146,514	170,191	-14%
EMEA	74,977	67,251	11%	222,148	199,587	11%

Total specialty pharmaceuticals	194,545	189,872	2%	565,166	555,015	2%
Alliance revenue (including ribavirin royalties) (a)	14,078	20,968	-33%	69,503	60,694	15%

Consolidated revenues	$208,623	$210,840	-1%	$634,669	$615,709	3%

Cost of goods sold	$59,033	$57,326	3%	$167,089	$173,804	-4%

Gross profit margin on pharmaceutical sales	70%	70%		70%	69%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Operating Income	2007	2006	% Change	2007	2006	% Change
North America	$21,179	$17,429	22%	$65,060	$51,313	27%
International	12,689	18,589	-32%	22,486	50,695	-56%
EMEA	11,890	10,658	12%	43,019	27,268	58%

	45,758	46,676	-2%	130,565	129,276	1%
Corporate expenses	$(20,394)	$(16,674)	22%	$(56,132)	$(55,150)	2%

Total specialty pharmaceuticals	25,364	30,002	-15%	74,433	74,126	0%
Restructuring charges	—	(17,139)	-100%	(13,575)	(96,687)	-86%
Gain on litigation settlement	—	17,550	-100%	—	51,550	-100%
R&D	(12,462)	(2,845)	338%	(3,962)	(23,069)	-83%

Total consolidated operating income	$12,902	$27,568		$56,896	$5,920

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
Gross Profit	2007	%	2006	%	2007	%	2006	%
North America	$52,895	81%	$50,156	81%	$165,601	84%	$153,876	83%
International	37,179	69%	43,312	72%	97,604	67%	115,686	68%
EMEA	45,438	61%	39,078	58%	134,872	61%	111,649	56%

Total specialty pharmaceuticals	$135,512	70%	$132,546	70%	$398,077	70%	$381,211	69%

(a) Alliance revenue for the three months ended September 30, 2007 relates to ribavirin royalty of $14.1 million. Alliance revenue for the nine months ended September 30, 2007 includes ribavirin royalties of $50.3 million and a $19.2 million milestone payment received from Schering-Plough related to the out-licensing of pradefovir.

Valeant Pharmaceuticals International	Table 6
Consolidated Balance Sheet and Other Data
(In thousands)

	September 30,	December 31,
Balance Sheet Data	2007	2006
Cash and cash equivalents	$354,996	$326,002
Marketable securities	13,833	9,743

Total cash and marketable securities	$368,829	$335,745

Accounts receivable, net	$200,742	$227,452
Inventory, net	117,105	130,747
Long-term debt	780,318	778,196

Other Data	Nine Months Ended
	September 30,
	2007	2006
Cash flow provided by (used in) continuing operations
Operating activities	$107,082	$79,014
Investing activities	5,740	(21,668)
Financing activities	(99,355)	(18,994)
Effect of exchange rate changes on cash and cash equivalents	15,527	4,679

Net increase in cash and cash equivalents	28,994	43,031
Net increase (decrease) in marketable securities	4,090	(647)

Net increase in cash and marketable securities	$33,084	$42,384

Stock-Based Compensation	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of goods sold	$151	$226	$504	$1,026
Selling expenses	846	707	2,660	2,335
General and administrative expenses	2,219	4,151	6,932	10,752
Research and development costs	147	533	633	2,116

Total	$3,363	$5,617	$10,729	$16,229

Valeant Pharmaceuticals International	Table 7
Supplemental Non-GAAP Information on Currency Effect
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Consolidated

Product sales	$194,545	$189,872	$565,166	$555,015
Currency effect	(8,423)		(20,725)
Product sales, excluding currency impact	$186,122		$544,441

Operating income	$12,902	$27,568	$56,896	$5,920
Currency effect	(1,157)		(2,310)
Operating income, excluding currency impact	$11,745		$54,586

Geographic Product Sales

North America pharmaceuticals	$65,295	$62,091	$196,504	$185,237
Currency effect	(925)		(1,009)
North America pharmaceuticals, excluding currency impact	$64,370		$195,495

International pharmaceuticals	$54,273	$60,530	$146,514	$170,191
Currency effect	(1,194)		(3,122)
International pharmaceuticals, excluding currency impact	$53,079		$143,392

EMEA pharmaceuticals	$74,977	$67,251	$222,148	$199,587
Currency effect	(6,304)		(16,594)
EMEA pharmaceuticals, excluding currency impact	$68,673		$205,554
Note: Currency effect is determined by comparing adjusted 2007 reported amounts, calculated using 2006 monthly average exchange rates, to the actual 2006 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.

Valeant Pharmaceuticals International	Table 8
Discontinued Operations with Infergen
Summarized Financial Information
For the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Infergen:
Product sales	$8,636	$9,134	$26,959	$34,148
Costs and expenses:
Cost of goods sold (a)	8,365	2,978	14,523	10,860
Selling expenses	6,586	4,948	19,619	14,874
General and administrative expenses	679	591	1,367	1,241
Research and development costs	1,279	521	5,279	3,271
Amortization expense	1,650	1,650	4,950	4,950

Total costs and expenses	18,559	10,688	45,738	35,196

Loss from discontinued operations, Infergen	(9,923)	(1,554)	(18,779)	(1,048)

Other discontinued operations:
Other income	—	6,064	—	5,738

Consolidated discontinued operations:
Income (loss) from discontinued operations	(9,923)	4,510	(18,779)	4,690

Benefit for income taxes	160	12	231	9

Income (loss) from discontinued operations	(9,763)	4,522	(18,548)	4,699
Disposal of discontinued operation, net	(50)	1,482	(431)	1,398

Income (loss) from discontinued operations, net	$(9,813)	$6,004	$(18,979)	$6,097

(a) The three and nine months ended September 30, 2007 include a technology transfer payment of $5.3 million.